Exhibit 99.2
AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

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EDITED TRANSCRIPT
LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

EVENT DATE/TIME: AUGUST 07, 2012 / 03:00PM GMT

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS
Joe Bonventre Lexington Realty Trust - EVP
Will Eglin Lexington Realty Trust - CEO
Pat Carroll Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS
Aaron Aslakson Stifel Nicolaus - Analyst
Todd Stender Wells Fargo - Analyst
Anthony Paolone JPMorgan - Analyst

PRESENTATION

Operator

Good morning, and welcome to the Lexington Realty Trust second quarter 2012 earnings conference call. At this time all participants have been put in a listen-only mode. (Operator Instructions). It is now my pressure to turn the floor over to your host, Mr. Joe Bonventre. Please go ahead, sir.

Joe Bonventre - Lexington Realty Trust - EVP

Hello and welcome to the Lexington Realty Trust second quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Regulation T requirement. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section.

Additionally, we are hosting a live webcast of today's call, which you can access in the same section. At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although Lexington believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, Lexington can give no assurance that it's expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and, from time to time, in Lexington's filings by the FCC. Except as required by law, Lexington does not undertake a duty to update any forward-looking statement. Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Patrick Carroll, Chief Financial Officer; and other members of management.

Will Eglin - Lexington Realty Trust - CEO

Thank you, Joe, and welcome to everyone. Thank you for joining the call today. As usual, I'd like to begin by discussing our operating results and accomplishments for the second quarter. For the second quarter, our Company funds from operations were $0.24 per share, and we executed well in all areas that impact our business. The quarter was characterized by, first, continued solid leasing activity of approximately 700,000 square feet of new and renewal leases signed leading to an overall portfolio occupancy rate of approximately 97.6% at quarter end leaving just approximately 770,000 square feet subject to leases scheduled to expire this year.

Second, we made additional progress on the investment front in the quarter with one build to suit project completed in close, totaling $12.9 million, bringing total investment buy-in for the year to $89.4 million. And we believe our pipeline of similar opportunities continues to be robust. Third, we also had further success on the capital recycling front with $82 million of noncore dispositions, including the sale of our interest in Concord, a former joint venture loan portfolio. And fourth, we continue to drive down our cost of capital as we took advantage of the significant refinancing opportunities in our portfolio. In the second quarter 2012, we drew $45 million on our seven-year term loan facility and swapped the liable rate into a fixed liable rate of 1.25% for seven years so that the interest today is fixed at 3.5% on such borrowings.

We also closed a $55 million, 11-year mortgage on TransAmerica Tower in Baltimore at a fixed rate of 4.32%. In the second quarter and through July, we retired $118.2 million of debt in preferred stock, which had a weighted average coupon of approximately 7.2%. And in August we drew down the remaining $9 million on the seven-year term facility and are in preliminary discussions with our bank group to expand the facility. Turning to leasing, as of June 30, 2012, we had $1.7 million square feet of space subject to leases that expire in 2012 or which are currently vacant.

Significant accomplishments in the second quarter include the 25,000 square foot lease expansion with Wyndham at our property in Orlando, Florida, raising Wyndham's occupancy to 259,000; a 184,000 square foot extension with Lockheed Martin, also in Orlando, Florida; a 77,000 square foot lease extension and a new 59,000 square foot lease Capital One in Richmond, Virginia. We're also pleased to report today a significant third-quarter lease extension with Xerox at our Palo Alto, California property. This lease extension is for 10 years at an average annual rent of $7.1 million, an increase of $3.6 million or 102%.

This substantial rent increase offset much of the decline from the IBM lease extensions on our buildings in Atlanta, which were at fair market value. The IBM buildings are subject to a non-recourse loan of $140 per square foot that matures next year, and all of the renewal rents are payable after the debt matures. Another positive result is that our same-store NOI growth was 0.8% for the 6-month period compared to the same period last year. Overall this year, we have extended 30 leases with annual rents of $24.3 million,a modest decrease of $1.8 million compared to the previous rents. And we view this as a good result in what continues to be a sluggish economy.

As we look ahead on the remainder of 2012, we expect to resolve either some leasing or dispositions. Approximately 700,000 square feet of expiring or currently vacant space over the balance of the year. Accordingly we expect year-end occupancy to stay at a high level. Supplementing our leasing and refinancing success was on-going progress on adding value through accretive acquisition. We closed on one build to suit project in the second quarter, and we now have 6 built to suit projects underway for a total capital commitment of $149.5 million of which $60.8 million has been vested through June 30 of 2012. The property investments underlying these projects have an initial yield of 8.8% and 8.9% on a GAAP basis and our supplemental reporting package contains an estimated funding schedule for these projects.

In addition to the build to suit projects, we invested approximately $23 million in the sale lease back with Balkan Materials. We believe our investment pipeline of good prospects now totals approximately $200 million and that these are very attractive opportunities for us since they are long-term net leases at a going end cap rate of about 8.5% to 9% which generally equates to 10% to 10.5% on a GAAP basis; however, we can give no assurances that these expectations will be realized. We believe that the addition to our portfolio of long-term leases with escalating rent will further strengthen our cash flows, extend our weighed average lease term, reduce the average age of our portfolio, and support our dividend growth objectives. Our successful capital recycling program has helped drive down our cost of capital as it has continued to produce funds for accretive acquisition and deleveraging. We expect to continue to recycle capital with a focus on maximizing the value of our multi-tenant and retail properties and certain single-tenant office properties.

In the second quarter, we completed the sale of 1500 Hughes Way for $69 million. We had a 55% interest in this unleveraged multi-tenant property. Over the balance of the year, our objective is to dispose of $40 million to $50 million of properties, which is dependent on many factors including achieving the desired sales price. We continue to work on creating liquidity in net-lease strategic asset fund, our joint venture with Inland America. We sold one property in the quarter for $2.7 million and have two others under nonbinding letter of intent for about $50 million. We have entered into an agreement with our joint venture partner to, October 1, either sell our interest to our joint venture partner for $219.8 million, less remaining distributions, which would be payable with a note that matures in December, 2012; or two, purchase our joint venture partner's interest for $9.4 million which approximates the remaining distribution they would receive related to 2012.

Our partner has until December 17, 2012, to elect the sale or purchase. The joint venture is working with Jones Lang LaSalle with respect to assisting the owners in maximizing value although there can be no assurance that the portfolio will be sold. In the event that our partner elects to sell to us or the portfolio is not sold to a third party, Lexington will become the outright

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

owner, which we expect will result in a significant accretion to our funds from operations and taxable income per share.

NLS generated about $9 million of funds from operations in the second quarter, Lexington's share of which was $4.3 million. We have added on page 42 of our supplemental reporting package additional information on the NLS portfolio and balance sheet. Now I'll turn the call over to Pat who will take you through our results in more detail.

Pat Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter, Lexington had gross revenues of $83.9 million, comprised primarily of lease trends and tenant reimbursement. Under GAAP we are required to recognize revenue on a streamlined basis over a non-cancellable lease term plus any fear it's covered by a bargain renewal option. In addition, the amortization of above- and below-market leases are included directly in the rental revenue line. In the quarter, GAAP rents were in excess of cash rents by approximately $6.5 million including the effect of above- and below-market leases.

For 6 months ended June 30, 2012, cash rents were in excess of GAAP rents by about $2.2 million. We have also included on page 41 in the supplements our estimates of both cash and GAAP rents through the remainder of 2012 through 2016 for leases in place at June 30, 2012. Page 41 also contains same-store NOI data. In the second quarter 2012, we reported $3.1 million in non-cash impairment charges and $2.7 million on gains of sales of properties. On page 38 of the supplement, we have disclosed selected income statement data for our consolidated but non-wholly owned properties in our joint venture investment We have also included noncash interest charges recognized in the 6 months ended June 30, 2012, on page 39 of the supplement. Interest expense decreased $2.6 million primarily due to deleveraging the balance sheet and refinancing our debt at lower rates.

This has resulted in an interest coverage of approximately 3 times, fixed charged coverage of approximately 1.8 time, and debt-to-EBITDA of approximately 6 times. The equity and earnings from joint ventures increased $2.7 million primarily due to the sale of our interest in Concord, offset by a reduction in the equity pick-up for NLS investment. In addition, we recorded a $2.8 million reserve for the outcome of the litigation we were involved in.

Turning to the balance sheet, we believe our balance sheet is strong, and we have continued to increase our financial flexibility capacity. We had $80.7 million of cash at quarter end, Including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders of escrow deposits on mortgages. At quarter end, we had about $1.7 billion of consolidated debt outstanding which had a weighted average interest rate of 5.5%, almost all of which was at fixed rate. The significant components of other assets and liabilities are included on page 39 of the supplement. And during the quarter ended June 30, 2012, the Company paid approximately $1 million in lease costs and approximately $3.7 million in tenant improvements.

In our press release, we have a reconciliation of Company FFO to Company FAD. Also on pages 29 through 33 of the supplement, we disclosed the details of all consolidated mortgages maturing through 2016. And on page 15 of the supplement, the funding projections for our 6 current build to suit projects are included. We've also added on page 40 of the supplement, a summary of our credit statistics.

I would like to turn the call back over to Will.

Will Eglin - Lexington Realty Trust - CEO

Thanks Pat. In summary, we had a great first half. We continue to execute on leasing opportunities in order to maintain high levels of occupancy, realized values on non-core properties,capitalize on our substantial refinancing opportunities, helping to drive down our cost of capital and invest in build to suit properties and other accretive investment opportunity. Even though our shares have returned 142.4% in the last 3 years and have been a top performer, we believe Lexington continues to offer compelling value in total return potential for investors.

With opportunities to refinance our debt at considerably lower rates, acquisitions that improve cash flow and that operate the quality of our portfolio, a very attractive dividend yield combined with a conservative payout ratio, and levels of debt that will come down over time, we believe we are very well positioned to create even more meaningful value for our shareholders. In view of the progress we have made, today, we increased our guidance for 2012 Company funds from operations by $0.01 per

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

share to a range of $0.93 to $0.96 per share.

Our guidance is forward-looking and reflects the comments that we have made on today's call and a diluted share count of roughly 181 million shares, which include 16.4 million underlying our 6% convertible guaranteed notes. Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We'll take our first question from Erin Aslakson with Stifel Nicolaus.

Erin Aslakson - Stifel Nicolaus - Analyst

Good morning, guys. How are you?

Will Eglin - Lexington Realty Trust - CEO

Fine. Thanks.

Erin Aslakson - Stifel Nicolaus - Analyst

Quick question here. Are you at liberty to handicap the outcome of the Inland JV transaction?

Will Eglin - Lexington Realty Trust - CEO

I don't think so, Erin. Our partner has the choice to either buy or sell that effective with notice on September 17. So it's really not in our hands. We have provided some additional disclosure, which I think will be informative for investors with respect to understanding the impact of the outcome to the extent we do get ownership of those properties. And we'd have a lot more funds from operations in taxable income than we otherwise would have, but I think it's premature to predict the outcome.

Erin Aslakson - Stifel Nicolaus - Analyst

Right. Okay. Thank you. And then the new lease with Xerox, when did that rent actually commence?

Pat Carroll - Lexington Realty Trust - CFO

At the end of the current lease which expires in December, 2013.

Erin Aslakson - Stifel Nicolaus - Analyst

Thank you. And then the IBM roll down, the timing of that, actually?

Pat Carroll - Lexington Realty Trust - CFO

The rent stays the same through the mortgage maturity which is May of next year, and then after the morning matures, the rent rolls down to the numbers we disclosed.

Erin Aslakson - Stifel Nicolaus - Analyst

Okay. Great. Thank you. And then just with respect to the litigation, is there anything additional you can tell us about that? What that's related to?

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

Pat Carroll - Lexington Realty Trust - CFO

We've disclosed this litigation. It relates to what we call the Deutsche Bank litigation. I think it was in 2006, Lexington sold bankruptcy claims for two of our properties that were leased to Dana. We collected about $11 million in bankruptcy -- in the settlement of those claims. Deutsche Bank settled with Dana for a lesser amount and came to us for the difference in what they paid us and what they settled with Dana. We didn't think we owed them that. We went to litigation for the last 6 years, and we came out on the short end of it, so we reserved $2.8 million. And we're going to have to pay $2,775,000 by the end of August.

Ern Aslakson - Stifel Nicolaus - Analyst

Okay. So that's a --

Pat Carroll - Lexington Realty Trust - CFO

It's been disclosed. We've disclosed it in all the Ks and the Qs that we filed in the litigation footnote.

Erin Aslakson - Stifel Nicolaus - Analyst

Okay. Thank you, guys.

Operator

We'll take our next question from Todd Stender from Wells Fargo.

Todd Stender - Wells Fargo - Analyst

Good morning, guys. Thanks. Will mentioned $40 million to $50 million of expected dispositions in the second half. What's the mix of vacant properties in there versus stuff that's fully occupied?

Will Eglin - Lexington Realty Trust - CEO

Well, I think two pending vacancies that we see going away -- one is the building leased to Hartford Fire Insurance Company which comes off lease at the end of the year. And then we have another building leased to Kraft which comes off lease this year. We are hoping to sell one of our industrial properties which has some vacancy in it; and then the balance is retail, but it's come off lease, Todd. We've been working pretty hard on some smaller retail sales.

Todd Stender - Wells Fargo - Analyst

So just on a timing perspective, if there's any operating expense savings from those vacant properties, we may not see that this year? Maybe that's pushed into next year, if any?

Pat Carroll - Lexington Realty Trust - CFO

If there's any, It will be very small in the current year.

Todd Stender - Wells Fargo - Analyst

Okay. So the upside in guidance, do you think that was more of a reflection of the capital financing that you did?

Pat Carroll - Lexington Realty Trust - CFO

Yeah, that's part of it.

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

Todd Stender - Wells Fargo - Analyst

Okay. And, you know, you did address the net-lease strategic asset outcome. Do you have a preference? Do you have a first choice? Does it meaningfully add to the direction you're taking the portfolio?

Will Eglin - Lexington Realty Trust - CEO

Both are good outcomes for us, Todd. One the one hand, if we get a big slug of cash, that would put us in an extremely liquid position and be very good for our balance sheet obviously. On the other hand, getting the assets back is substantially accretive to us. This has a very positive impact on our taxable income, which would likely lead to dividend growth greater than we otherwise would have. That's a good outcome as well, and we've made some progress with respect to selling some one-off assets there to begin creating liquidity in the program. So, honestly, both are good for us.

The balance sheet of NLS has become a lower-leveraged balance sheet over time, and actually, there's more investment-grade-rated tenants in that portfolio than in the current Lexington portfolio. And debt-to-EBITDA in that portfolio is sort of in the low 5s, compared to Lexington's levels. So the bigger outcome for us, to get the assets back,it's just too early to tell what the outcome will be.

Todd Stender - Wells Fargo - Analyst

Okay. Thanks. And finally, is there any implied pricing from a cap rates perspective on the interest that you've acquired for $14 million?

Will Eglin - Lexington Realty Trust - CEO

You mean the debt plus our -- it's around 10.25, Todd.

Todd Stender - Wells Fargo - Analyst

Okay. Thank you.

Operator

(Operator Instructions). We'll take our next question from Anthony Paolone with JPMorgan.

Anthony Paolone - JPMorgan - Analyst

Thanks. Good morning. Will, I may have missed this. I jumped on late. Can you just talk about the deal pipeline? Size of it. How much in build to suits, straight-up acquisitions, and so forth?

Will Eglin - Lexington Realty Trust - CEO

We think we have pretty good visibility on about $200 million of deals. On almost everything, it's still build to suit, Tony. And we're optimistic that in the next month or so, we can get a few under contract and underway. So I think we're making good progress, and we feel pretty confident that we've got a business that's sort of sustainable at a couple hundred million dollars a year. Obviously, it would be better for us if the business was bigger; but we've still been able to meet our pricing objectives without really stretching too far. So we feel very good about it and have pretty good visibility on pipeline right now.

Anthony Paolone - JPMorgan - Analyst

Any change in yields given the rate environment or added competition from others that are looking for something like a long-term net-lease right now?

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO

Well, we see -- you know, cap rates may have come down in absolute terms of relative to where these sort of alternative corporate bond yields are spread or sort of close to where they've been. So we still feel like we're still meeting our objectives with respect to spread. There's certainly a lot of competition in the auction market for properties that are currently deliverable now. Less so in the build to suit area. So hopefully we'll have the opportunity to originate at attractive yields in the forward market by focusing on build to suit. And in many cases, we may just hold some of these assets on a five-year basis and then look to sell into the auction market and get that retail price.

Anthony Paolone - JPMorgan - Analyst

Okay. Then, again, I may have missed this. I apologize if I did. The rehab facility. I know it was small dollars, but just what's the sorry behind that investment?

Will Eglin - Lexington Realty Trust - CEO

Well, we have an offshore client that's interested in investing in long-term leases, especially in the healthcare space. And this is a class that we had acted as an adviser to in the past,if they have a preference for joint venture investment. So in cases where we can find opportunities that meet their yield expectations and ours, we will stay in a transaction for -- it's roughly 15% equity stake, so it's not big dollars. But our return on equity is enhanced by earning fees and also having promoted interest on the back end. So we are actively working with them to try to find some similar opportunities.

Anthony Paolone - JPMorgan - Analyst

So, how big is -- so, it sounds like it's just a bit of a mandate from this investor. Like how big can this be? Or how big is that pipeline?

Will Eglin - Lexington Realty Trust - CEO

It's really on a case-by -case basis. We're looking at two modestly-sized transactions with them right now, but honestly, I can't give any assurance that we'll do more deals with them. We'd like to. It's a good way for us to earn higher return without putting a whole lot of meaningful capital into assets that are served outside of our mandate. So we'll just have to take it case by case and update you on a quarter-to-quarter basis.

Anthony Paolone - JPMorgan - Analyst

Okay. Thanks.

Operator

And that concludes today's question-and-answer session. Mr. Eglin, at this time, I would like to turn the conference back to you for any additional or closing remarks.

Will Eglin - Lexington Realty Trust - CEO

Thank you again for joining us this morning. We're very excited about our prospects for the balance of this year and beyond; and, as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes, or you can find additional information on the Company on our website at www.lxp.com.

In addition, you may contact me or the other members of our senior management team with any questions. Thanks again and have a good day, everyone.

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AUGUST 07, 2012 / 03:00PM GMT, LXP - Q2 2012 Lexington Realty Trust Earnings Conference Call

Operator

And ladies and gentlemen, that concludes today's conference call. We thank you for your participation.

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